Exhibit 99.1

News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Record Revenue and Backlog and Provides 2013 Guidance

Fourth-Quarter 2012

•	Core EPS (non-GAAP)* of $1.46 on strong operating performance; GAAP EPS of $1.28

•	Revenue rose to $22.3 billion on increased commercial airplane deliveries

Full Year 2012

•	Core EPS (non-GAAP)* of $5.88 on record revenue of $81.7 billion; GAAP EPS of $5.11

•	Operating cash flow rose to $7.5 billion, including $1.6 billion of pension contributions

•	Backlog grew to a record $390 billion including $114 billion of orders during the year

Outlook for 2013

•	Core EPS (non-GAAP)* guidance of $6.10 to $6.30; GAAP EPS guidance of $5.00 to $5.20

•	Operating cash flow guidance of greater than $6.5 billion includes $1.5 billion of pension contributions

Table 1. Summary Financial Results

	Fourth Quarter				Full Year
(Dollars in Millions, except per share data)	2012	2011	Change		2012	2011	Change
Revenues	$22,302	$19,555	14%		$81,698	$68,735	19%

Non-GAAP *
Core Operating Earnings	$1,841	$1,690	9%		$7,210	$6,361	13%
Core Operating Margin	8.3%	8.6%	(0.3	)Pts	8.8%	9.3%	(0.5	)Pts
Core Earnings Per Share	$1.46	$1.92	(24%)		$5.88	$5.79	2%
Operating Cash Flow Before Pension Contributions	$4,204	$2,962	42%		$9,058	$4,554	99%
GAAP
Earnings From Operations	$1,629	$1,597	2%		$6,311	$5,844	8%
Operating Margin	7.3%	8.2%	(0.9	)Pts	7.7%	8.5%	(0.8	)Pts
Net Income	$978	$1,393	(30%)		$3,900	$4,018	(3%)
Earnings per Share	$1.28	$1.84	(30%)		$5.11	$5.34	(4%)
Operating Cash Flow	$4,167	$2,931	42%		$7,508	$4,023	87%

*	Non-GAAP measures. New non-GAAP earnings measures (core operating earnings, core operating margin and core earnings per share) exclude certain components of pension and post retirement benefit expense that the company believes are not reflective of underlying business performance. Complete definitions of Boeing’s use of non-GAAP measures begin on page 7, “Non-GAAP Measure Disclosures.”

CHICAGO, January 30, 2013 –The Boeing Company [NYSE: BA] reported record fourth-quarter revenue of $22.3 billion (Table 1) and core operating earnings (non-GAAP) that increased by 9 percent to $1.8 billion, driven by strong performance across the company’s businesses and higher deliveries of commercial airplanes. Fourth-quarter 2012 core earnings per share (non-GAAP) of $1.46 increased 4 percent* from the same period last year when excluding a $0.52 per share impact related to a favorable tax settlement recognized in the fourth-quarter 2011. The company reported fourth-quarter earnings from operations of $1.6 billion and earnings per share of $1.28.

Core operating earnings (non-GAAP) rose 13 percent in the full-year to $7.2 billion, compared to $6.4 billion in 2011. 2012 core earnings per share (non-GAAP) of $5.88 increased 12 percent* from 2011 when excluding the impact of the 2011 favorable tax settlement ($0.53 per share for the year). Full-year 2012 revenue was a record $81.7 billion, with earnings from operations of $6.3 billion and earnings per share of $5.11.

Core earnings per share guidance (non-GAAP) for 2013 is set at between $6.10 and $6.30, while earnings per share guidance is established at between $5.00 and $5.20. Revenue guidance is between $82 and $85 billion and operating cash flow is expected to be greater than $6.5 billion, which includes $1.5 billion of discretionary pension contributions.

“Strong fourth-quarter operating performance capped a year of significant growth and solid execution, driving higher earnings and cash flow for our company,” said Boeing Chairman, President and Chief Executive Officer Jim McNerney. “In a year of considerable achievement, Boeing was the commercial aviation market leader for both orders and deliveries, with more than 600 airplanes delivered, including the first three Charleston–built 787 Dreamliners. Significant new international orders for Defense, Space & Security and more than 900 orders for the 737 MAX also contributed to our record company backlog.”

“Our first order of business for 2013 is to resolve the battery issue on the 787 and return the airplanes safely to service with our customers. At the same time, we remain focused on our ongoing priorities of profitable ramp up in commercial airplane production, successful execution of our development programs, and continued growth in core, adjacent and international defense and space markets.”

Table 2. Cash Flow

	Fourth Quarter		Full Year
(Millions)	2012	2011	2012	2011
Operating Cash Flow Before Pension Contributions*	$4,204	$2,962	$9,058	$4,554
Pension Contributions	($37)	($31)	($1,550)	($531)

Operating Cash Flow	$4,167	$2,931	$7,508	$4,023
Less Additions to Property, Plant & Equipment	($495)	($571)	($1,703)	($1,713)

Free Cash Flow*	$3,672	$2,360	$5,805	$2,310

Operating cash flow in the quarter was $4.2 billion, driven by higher commercial airplane deliveries, continued strong operating performance and timing of receipts and expenditures. Free cash flow was $3.7 billion in the quarter (Table 2).

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	4Q12	3Q12
Cash	$10.3	$6.6
Marketable Securities[1]	$3.2	$4.6

Total	$13.5	$11.2

Debt Balances:
The Boeing Company	$7.9	$8.6
Boeing Capital Corporation	$2.5	$2.6

Total Consolidated Debt	$10.4	$11.2
[1]	Marketable securities consists primarily of time deposits due within one year classified as “short-term investments.”

Cash and investments in marketable securities totaled $13.5 billion at year-end (Table 3), up from $11.2 billion at the beginning of the quarter. Debt was $10.4 billion, down from $11.2 at the beginning of the quarter.

Total company backlog at year-end was a record $390 billion, up from $378 billion at the beginning of the quarter, and included net orders for the quarter of $35 billion. Backlog is up $35 billion from prior year-end, reflecting $114 billion of net orders in 2012.

Segment Results

Commercial Airplanes

Table 4. Commercial Airplanes Operating Results

	Fourth Quarter				Full Year
(Dollars in Millions)	2012	2011	Change		2012	2011	Change
Commercial Airplanes Deliveries	165	128	29%		601	477	26%

Revenues	$14,161	$10,695	32%		$49,127	$36,171	36%
Earnings from Operations	$1,266	$981	29%		$4,711	$3,495	35%

Operating Margins	8.9%	9.2%	(0.3	) Pts	9.6%	9.7%	(0.1	) Pts

Boeing Commercial Airplanes fourth-quarter revenue increased to $14.2 billion and full-year revenue increased to a record $49.1 billion on higher delivery volume. Fourth-quarter operating margin was 8.9 percent and full-year operating margin was 9.6 percent, both reflecting the dilutive impact of 787 and 747-8 deliveries and higher period costs partially offset by the higher volume and lower R&D (Table 4).

During the quarter, Commercial Airplanes achieved a five-per-month production rate on the 787 program and, as of year-end, had won over 1,000 firm orders for the 737 MAX since launch. The 737 program broke the company’s single-year record for both orders and deliveries in 2012. During the year, Commercial Airplanes delivered the first 747-8 Intercontinental, began major assembly on the 787-9 and successfully executed a total of five production rate increases.

On January 16, 2013, the Federal Aviation Administration (FAA) issued an airworthiness directive that resulted in all in-service 787s temporarily ceasing operations. The company is committed to working with the FAA and other applicable regulatory authorities to return aircraft to service with the full confidence of customers and the traveling public. While production continues on the 787, the company is suspending deliveries until clearance is granted by the FAA.

Commercial Airplanes booked 394 net orders during the quarter. Backlog remains strong with nearly 4,400 airplanes valued at a record $319 billion.

Boeing Defense, Space & Security

Table 5. Defense, Space & Security Operating Results

	Fourth Quarter				Full Year
(Dollars in Millions)	2012	2011	Change		2012	2011	Change
Revenues
Boeing Military Aircraft	$4,157	$3,949	5%		$16,384	$14,947	10%
Network & Space Systems	$1,912	$1,961	(2%)		$7,584	$8,654	(12%)
Global Services & Support	$2,274	$2,561	(11%)		$8,639	$8,375	3%

Total BDS Revenues	$8,343	$8,471	(2%)		$32,607	$31,976	2%

Earnings from Operations
Boeing Military Aircraft	$336	$374	(10%)		$1,581	$1,526	4%
Network & Space Systems	$118	$168	(30%)		$478	$679	(30%)
Global Services & Support	$297	$323	(8%)		$1,009	$953	6%

Total BDS Earnings from Operations	$751	$865	(13%)		$3,068	$3,158	(3%)

Operating Margins	9.0%	10.2%	(1.2	)Pts	9.4%	9.9%	(0.5	)Pts

Boeing Defense, Space & Security’s (BDS) fourth-quarter revenue was $8.3 billion, while operating margin was 9.0 percent (Table 5). For the full year, revenue was $32.6 billion, while operating margin was 9.4 percent.

Boeing Military Aircraft (BMA) fourth-quarter revenue increased to $4.2 billion, driven primarily by the KC-46 Tanker and P-8A programs. Operating margin decreased to 8.1 percent, driven by delivery mix. During the quarter, the U.S. Navy ordered 13 additional F/A-18 aircraft and BMA started production of the first KC-46 Tanker refueling boom.

Network & Space Systems (N&SS) fourth-quarter revenue was $1.9 billion. Operating margin decreased to 6.2 percent, reflecting lower earnings on Ground-based Midcourse Defense and several satellite programs. During the quarter, N&SS was awarded a contract with NASA for the Space Launch System (SLS) and completed the preliminary design review for the SLS core stage and avionics.

Global Services & Support (GS&S) fourth-quarter revenue decreased to $2.3 billion, primarily due to lower revenue in integrated logistics. Operating margin increased to 13.1 percent, reflecting improved performance in integrated logistics. During the quarter, GS&S was awarded the C-17 Globemaster III Integrated Sustainment Program from the U.S. Air Force and a contract to upgrade 68 F-15s for an international customer.

Backlog at BDS was $71 billion, more than two times projected 2013 revenue.

Additional Financial Information

Table 6. Additional Financial Information

	Fourth Quarter		Full Year
(Dollars in Millions)	2012	2011	2012	2011
Revenues
Boeing Capital Corporation	$116	$104	$441	$520
Other segment	$40	$43	$133	$150
Unallocated items and eliminations	($358)	$242	($610)	($82)

Earnings from Operations
Boeing Capital Corporation	($20)	($20)	$82	$113
Other segment	$44	$55	($159)	$66
Unallocated items and eliminations	($412)	($284)	($1,391)	($988)

Other income, net	$23	($29)	$62	$47
Interest and debt expense	($117)	($124)	($463)	($498)
Effective tax rate	36.3%	3.9%	34.0%	25.6%

At year-end, Boeing Capital Corporation’s (BCC) portfolio balance was $4.1 billion, unchanged from the beginning of the quarter and down from $4.3 billion at the beginning of the year. BCC’s debt-to-equity ratio was 5.0-to-1.

The loss in unallocated items and eliminations increased due to higher pension expense. Total pension expense for the fourth quarter was $576 million up from $344 million in the same period last year.

The company’s income tax expense was $557 million in the quarter, compared to $57 million in the same period of last year. Fourth-quarter 2011 included a $397 million non-cash gain due to an IRS settlement. The full year effective tax rate was 34 percent compared with 25.6 percent in 2011.

Outlook

The company’s current 2013 financial guidance (Table 7) assumes no significant financial impact from the FAA directive. The guidance reflects continued strong core performance, generating an expected 5 percent increase in core earnings per share (non-GAAP).

Table 7. Financial Outlook

(Dollars in Billions, except per-share data)	2013
The Boeing Company
Revenue	$82 - 85
Core Earnings Per Share*	$6.10 - 6.30
Earnings Per Share	$5.00 - 5.20
Operating Cash Flow Before Pension Contributions*	> $8
Operating Cash Flow [1]	> $6.5

Boeing Commercial Airplanes
Deliveries [2]	635 - 645
Revenue	$51 - 53
Operating Margin	~9.5%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~$15.5
Network & Space Systems	~$7.3
Global Services & Support	~$8.2

Total BDS Revenue	$30.5 - 31.5

Operating Margin
Boeing Military Aircraft	~9.0%
Network & Space Systems	~7.5%
Global Services & Support	~10.5%

Total BDS Operating Margin	> 9.0%

Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~$0.3
Return on Assets	~0.5%

Research & Development	~$3.4
Capital Expenditures	$2.3 -2.5
Pension Expense [3]	~$3.2
Effective Tax Rate	~30%
[1]	After discretionary cash pension contributions of $1.5 billion and assuming new aircraft financings under $0.5 billion.
[2]	Assumes greater than 60 787 deliveries.
[3]	Approximately $1.4 billion is expected to be recorded in unallocated items and eliminations.
*	Non-GAAP measures. Complete definitions of Boeing’s use of non-GAAP measures begin on page 7, “Non-GAAP Measure Disclosures.”

Boeing’s 2013 revenue guidance is between $82 and $85 billion. Core earnings per share (non-GAAP) guidance for 2013 is set at between $6.10 and $6.30. Earnings per share guidance is established at between $5.00 and $5.20. Total pension expense in 2013 is expected to be approximately $3.2 billion (of which approximately $1.8 billion is expected to be recorded in core operating earnings with $1.4 billion recorded in unallocated items and eliminations). Operating cash flow before pension contributions (non-GAAP) is expected to be greater than $8 billion. Operating cash flow is expected to be greater than $6.5 billion in 2013, including $1.5 billion of discretionary pension contributions.

Commercial Airplanes’ 2013 deliveries are expected to be between 635 and 645 airplanes, which includes greater than 60 787 deliveries. Commercial Airplanes’ 2013 revenue is expected to be between $51 and $53 billion with operating margins of approximately 9.5 percent.

Defense, Space & Security’s revenue for 2013 is expected to be between $30.5 and $31.5 billion with operating margins greater than 9 percent.

Boeing Capital Corporation expects that its aircraft finance portfolio will continue to decline in 2013, as new aircraft financing of less than $0.5 billion is expected to be lower than normal portfolio runoff through customer payments and depreciation.

Boeing’s 2013 R&D forecast is approximately $3.4 billion. Capital expenditures for 2013 are expected to be between $2.3 and $2.5 billion. Boeing’s effective tax rate is expected to be approximately 30 percent in 2013 reflecting the benefit of research and development credits for 2012 and 2013.

Non-GAAP Measure Disclosures

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Core Operating Earnings, Core Operating Margin and Core Earnings Per Share

Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. The business segments have traditionally been allocated pension and other post-retirement costs using U.S. government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. Beginning in 2013, pension costs at Commercial Airplanes will be allocated based on GAAP service and prior service costs instead of CAS. Defense Space & Security will continue to be allocated CAS pension costs which are allocable to government contracts. Other post-retirement costs will continue to be allocated to business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts.

Increase in Core Earnings Per Share Excluding Favorable Tax Settlement

The company is disclosing the increase in core earnings per share in 2012 over 2011 excluding the impact of the favorable federal tax audit settlement in fourth quarter 2011. The company believes it is useful to occasionally exclude certain items that are not reflective of underlying business performance and that can distort period to period performance comparisons. Management uses similar measures for purposes of evaluating and forecasting underlying business performance.

Operating Cash Flow Before Pension Contributions

Operating cash flow before pension contributions is defined as GAAP operating cash flow less pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #

Contact:

Investor Relations:	Stephanie Pope or Matt Welch (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2012	2011	2012	2011
Sales of products	$71,234	$57,401	$19,793	$16,960
Sales of services	10,464	11,334	2,509	2,595

Total revenues	81,698	68,735	22,302	19,555

Cost of products	(60,309)	(46,642)	(17,206)	(14,307)
Cost of services	(8,247)	(9,097)	(1,816)	(1,920)
Boeing Capital interest expense	(88)	(128)	(19)	(34)

Total costs and expenses	(68,644)	(55,867)	(19,041)	(16,261)

	13,054	12,868	3,261	3,294
Income from operating investments, net	268	278	57	76
General and administrative expense	(3,717)	(3,408)	(943)	(864)
Research and development expense, net	(3,298)	(3,918)	(753)	(913)
Gain on dispositions, net	4	24	7	4

Earnings from operations	6,311	5,844	1,629	1,597

Other income/(expense), net	62	47	23	(29)
Interest and debt expense	(463)	(498)	(117)	(124)

Earnings before income taxes	5,910	5,393	1,535	1,444

Income tax expense	(2,007)	(1,382)	(557)	(57)

Net earnings from continuing operations	3,903	4,011	978	1,387
Net (loss)/gain on disposal of discontinued operations, net of taxes of $2, ($4), $0 and ($3)	(3)	7		6

Net earnings	$3,900	$4,018	$978	$1,393

Basic earnings per share from continuing operations	$5.15	$5.38	$1.29	$1.85
Net (loss)/gain on disposal of discontinued operations, net of taxes		0.01		0.01

Basic earnings per share	$5.15	$5.39	$1.29	$1.86

Diluted earnings per share from continuing operations	$5.11	$5.33	$1.28	$1.83
Net (loss)/gain on disposal of discontinued operations, net of taxes		0.01		0.01

Diluted earnings per share	$5.11	$5.34	$1.28	$1.84

Cash dividends paid per share	$1.76	$1.68	$0.44	$0.42

Weighted average diluted shares (millions)	763.8	753.1	768.3	757.1

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

	December 31 2012	December 31 2011
(Dollars in millions, except per share data)
Assets
Cash and cash equivalents	$10,341	$10,049
Short-term and other investments	3,217	1,223
Accounts receivable, net	5,608	5,793
Current portion of customer financing, net	364	476
Deferred income taxes	28	29
Inventories, net of advances and progress billings	37,751	32,240

Total current assets	57,309	49,810
Customer financing, net	4,056	4,296
Property, plant and equipment, net of accumulated depreciation of $14,645 and $13,993	9,660	9,313
Goodwill	5,035	4,945
Acquired intangible assets, net	3,111	3,044
Deferred income taxes	6,753	5,892
Investments	1,180	1,043
Other assets, net of accumulated amortization of $504 and $717	1,792	1,643

Total assets	$88,896	$79,986

Liabilities and equity
Accounts payable	$9,394	$8,406
Accrued liabilities	12,995	12,239
Advances and billings in excess of related costs	16,672	15,496
Deferred income taxes and income taxes payable	4,485	2,780
Short-term debt and current portion of long-term debt	1,436	2,353

Total current liabilities	44,982	41,274
Accrued retiree health care	7,528	7,520
Accrued pension plan liability, net	19,651	16,537
Non-current income taxes payable	366	122
Other long-term liabilities	1,429	907
Long-term debt	8,973	10,018
Shareholders' equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,122	4,033
Treasury stock, at cost – 256,630,628 and 267,556,388 shares	(15,937)	(16,603)
Retained earnings	30,037	27,524
Accumulated other comprehensive loss	(17,416)	(16,500)

Total shareholders’ equity	5,867	3,515
Noncontrolling interest	100	93

Total equity	5,967	3,608

Total liabilities and equity	$88,896	$79,986

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2012	2011
Cash flows – operating activities:
Net earnings	$3,900	$4,018
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	193	186
Depreciation and amortization	1,811	1,675
Investment/asset impairment charges, net	84	119
Customer financing valuation benefit	(10)	(269)
Loss/(gain) on disposal of discontinued operations	5	(11)
Gain on dispositions, net	(4)	(24)
Other charges and credits, net	694	500
Excess tax benefits from share-based payment arrangements	(45)	(36)
Changes in assets and liabilities –
Accounts receivable	(27)	(292)
Inventories, net of advances and progress billings	(5,681)	(10,012)
Accounts payable	1,199	1,164
Accrued liabilities	801	237
Advances and billings in excess of related costs	1,177	3,173
Income taxes receivable, payable and deferred	1,605	1,262
Other long-term liabilities	157	127
Pension and other postretirement plans	1,288	2,126
Customer financing, net	407	(6)
Other	(46)	86

Net cash provided by operating activities	7,508	4,023

Cash flows – investing activities:
Property, plant and equipment additions	(1,703)	(1,713)
Property, plant and equipment reductions	97	94
Acquisitions, net of cash acquired	(124)	(42)
Contributions to investments	(12,921)	(6,796)
Proceeds from investments	10,901	10,757
Receipt of economic development program funds		69
Purchase of distribution rights	(7)

Net cash (used)/provided by investing activities	(3,757)	2,369

Cash flows – financing activities:
New borrowings	60	799
Debt repayments	(2,076)	(930)
Repayments of distribution rights financing	(228)	(451)
Stock options exercised, other	120	114
Excess tax benefits from share-based payment arrangements	45	36
Employee taxes on certain share-based payment arrangements	(76)	(24)
Dividends paid	(1,322)	(1,244)

Net cash used by financing activities	(3,477)	(1,700)

Effect of exchange rate changes on cash and cash equivalents	18	(2)

Net increase in cash and cash equivalents	292	4,690
Cash and cash equivalents at beginning of year	10,049	5,359

Cash and cash equivalents at end of period	$10,341	$10,049

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2012	2011	2012	2011
Revenues:
Commercial Airplanes	$49,127	$36,171	$14,161	$10,695
Defense, Space & Security:
Boeing Military Aircraft	16,384	14,947	4,157	3,949
Network & Space Systems	7,584	8,654	1,912	1,961
Global Services & Support	8,639	8,375	2,274	2,561

Total Defense, Space & Security	32,607	31,976	8,343	8,471
Boeing Capital	441	520	116	104
Other segment	133	150	40	43
Unallocated items and eliminations	(610)	(82)	(358)	242

Total revenues	$81,698	$68,735	$22,302	$19,555

Earnings from operations:
Commercial Airplanes	$4,711	$3,495	$1,266	$981
Defense, Space & Security:
Boeing Military Aircraft	1,581	1,526	336	374
Network & Space Systems	478	679	118	168
Global Services & Support	1,009	953	297	323

Total Defense, Space & Security	3,068	3,158	751	865
Boeing Capital	82	113	(20)	(20)
Other segment	(159)	66	44	55
Unallocated items and eliminations	(1,391)	(988)	(412)	(284)

Earnings from operations	6,311	5,844	1,629	1,597
Other income/(expense), net	62	47	23	(29)
Interest and debt expense	(463)	(498)	(117)	(124)

Earnings before income taxes	5,910	5,393	1,535	1,444
Income tax expense	(2,007)	(1,382)	(557)	(57)

Net earnings from continuing operations	3,903	4,011	978	1,387
Net (loss)/gain on disposal of discontinued operations, net of taxes of $2, ($4), $0 and ($3)	(3)	7		6

Net earnings	$3,900	$4,018	$978	$1,393

Research and development expense, net:
Commercial Airplanes	$2,049	$2,715	$411	$524
Defense, Space & Security	1,189	1,138	321	365
Other	60	65	21	24

Total research and development expense, net	$3,298	$3,918	$753	$913

Unallocated items and eliminations:
Share-based plans	$(81)	$(83)	$(17)	$(20)
Deferred compensation	(75)	(61)	(26)	(65)
Capitalized interest	(70)	(51)	(17)	(12)
Eliminations and other	(266)	(276)	(140)	(94)

Sub-total (included in core operating earnings)	(492)	(471)	(200)	(191)
Pension	(787)	(269)	(179)	(53)
Post-retirement	(112)	(248)	(33)	(40)

Total unallocated items and eliminations	$(1,391)	$(988)	$(412)	$(284)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Twelve months ended December 31			Three months ended December 31
Commercial Airplanes	2012		2011	2012		2011
737	415		372	105		91
747	31		9	10		9
767	26		20	6		6
777	83		73	21		20
787	46	(3)	3	23	(3)	2

Total	601		477	165		128

Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	48		49	12		11
F-15 Models	8		15			4
C-17 Globemaster	10		13	2		2
KC-767 International Tanker			3			2
CH-47 Chinook	51		32	11		10
AH-64 Apache	19			6
AEW&C	3		3	1		1
P-8A Poseidon	5			2
Network & Space Systems
Commercial and Civil Satellites	3		1			1
Military Satellites	7		3	1		1

Contractual backlog (Dollars in billions)	December 31 2012	September 30 2012	December 31 2011
Commercial Airplanes	$317.3	$305.4	$293.3
Defense, Space & Security:
Boeing Military Aircraft	29.7	28.5	24.1
Network & Space Systems	9.7	9.7	9.0
Global Services & Support	15.7	14.1	13.3

Total Defense, Space & Security	55.1	52.3	46.4

Total contractual backlog	$372.4	$357.7	$339.7

Unobligated backlog	$17.9	$19.9	$15.8

Total backlog	$390.3	$377.6	$355.5

Workforce	174,400	175,400	171,700

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Core Operating Earnings, Core Operating Margin and Core Earnings Per Share

(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

	Fourth Quarter				Full Year
Dollars in millions (except per share data)	2012		2011		2012		2011
Revenues	$22,302		$19,555		$81,698		$68,735

GAAP Earnings From Operations	$1,629		$1,597		$6,311		$5,844
GAAP Operating Margin	7.3%		8.2%		7.7%		8.5%

Unallocated Pension/Postretirement Expense	$212		$93		$899		$517

Core Operating Earnings (non-GAAP)	$1,841		$1,690		$7,210		$6,361
Core Operating Margin (non-GAAP)	8.3%		8.6%		8.8%		9.3%

GAAP Diluted Earnings Per Share	$1.28		$1.84		$5.11		$5.34

Unallocated Pension/Postretirement Expense	$0.18	a	$0.08	b	$0.77	c	$0.45	d

Core Earnings Per Share (non-GAAP)	$1.46		$1.92		$5.88		$5.79

Favorable Tax Settlement			($0.52	)e			($0.53	)e

	$1.46		$1.40		$5.88		$5.26

Weighted Average Diluted Shares (in millions)	768.3		757.1		763.8		753.1

Decrease in GAAP Earnings Per Share			-30%				-4%

Increase in Core Earnings Per Share Excluding Favorable Tax Settlement			4%				12%

a	Represents the net earnings per share impact of unallocated pension and postretirement expense of $212 million. The earnings per share amount is presented net of the federal statutory tax rate of 35.0 percent.
b	Represents the net earnings per share impact of unallocated pension and postretirement expense of $93 million. The earnings per share amount is presented net of the federal statutory tax rate of 35.0 percent.
c	Represents the net earnings per share impact of unallocated pension and postretirement expense of $899 million. The earnings per share amount is presented net of the federal statutory tax rate of 35.0 percent.
d	Represents the net earnings per share impact of unallocated pension and postretirement expense of $517 million. The earnings per share amount is presented net of the federal statutory tax rate of 35.0 percent.
e	Represents favorable tax settlement of $397 million recorded in fourth-quarter 2011 related to Internal Revenue Service (IRS) settlement for 2004 through 2006 tax years, expressed as earnings-per-share.

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

2013 Increase in Core Earnings Per Share

(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

	Year Ended December 31, 2012		Year Ended December 31, 2013 -Guidance
	Earnings Per Share		Earnings Per Share
GAAP Diluted Earnings Per Share	$5.11		$5.00 - 5.20

Unallocated Pension/Postretirement Expense	$0.77	a	$1.10	b

Core Earnings Per Share (non-GAAP)	$5.88		$6.10 - 6.30

Weighted Average Diluted Shares (in millions)	763.8		763.0

2013 Change in GAAP Earnings Per Share			~ 0%

2013 Increase in Core Earnings Per Share			~ 5%

a	Represents the net earnings per share impact of unallocated pension and postretirement expense of $899 million. The earnings per share amount is presented net of the federal statutory tax rate of 35.0 percent.
b	Represents the net earnings per share impact of unallocated pension and postretirement expense of approximately $1.3 billion. The earnings per share amount is presented net of the federal statutory tax rate of 35.0 percent.